UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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O’Reilly Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 19, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of O’Reilly Automotive, Inc. to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 4, 2010, at 10:00 a.m. central time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson, Springfield, Missouri 65802, (417) 874-7161.

We look forward to seeing you at the Annual Meeting.

David E. O’Reilly

Chairman of the Board

O’REILLY AUTOMOTIVE, INC.

233 South Patterson

Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 4, 2010

Springfield, Missouri

March 19, 2010

The Annual Meeting of Shareholders of O’Reilly Automotive, Inc. (the “Company”), will be held on Tuesday, May 4, 2010, at 10:00 a.m. central time, at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, for the following purposes:

(1)	To elect three Class II Directors, each to serve for a three-year term;
(2)	To ratify the appointment of Ernst & Young, LLP, as independent auditors for the fiscal year ending December 31, 2010;
(3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 26, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for 10 days prior to the date thereof. The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close on Monday, May 3, 2010, at 11:59 p.m. eastern time.

A copy of the Company’s Annual Shareholders’ Report for fiscal year 2009 accompanies this notice.

By Order of the Board of Directors,

Tricia Headley

Secretary

O’REILLY AUTOMOTIVE, INC.

233 South Patterson

Springfield, Missouri 65802

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of O’Reilly Automotive, Inc. (“the Company”), for use at the Annual Meeting of the Company’s shareholders to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 4, 2010, at 10:00 a.m., central time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet using the instructions on the proxy card and the shares represented thereby will be voted in accordance with your wishes. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 19, 2010.

Solicitation of proxies is being made by the Company and will be made by mail, electronic mail, telephone or fax. The cost of solicitation of proxies will be borne by the Company and will also include reimbursement paid to brokerage firms and others for their reasonable out-of-pocket expenses of forwarding solicitation materials to their principals. Additionally, the Company has engaged Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for the Annual Meeting and estimates it will pay Georgeson a fee of approximately $15,000. The Company has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting. In addition, our management will report on O’Reilly Automotive’s performance during fiscal 2009 and respond to questions from shareholders.

When and where will the 2010 Annual Meeting be held?

The 2010 Annual Meeting will be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 4, 2010, at 10:00 a.m. central time.

What is a “shareholder of record”?

A shareholder of record is a shareholder whose ownership of the Company’s common stock is reflected directly on the books and records of the Company’s transfer agent, Computershare Trust Company, N.A.

What is the record date for the Annual Meeting?

The record date is February 26, 2010. Shareholders of record at the close of business on February 26, 2010, will be entitled to vote at the Annual Meeting. Each share of common stock will have one vote on each matter to be voted upon.

Which O’Reilly shares are included in the proxy card I received?

The proxy card you received covers the number of common shares to be voted in your account as of the record date.

May I vote without attending the Annual Meeting?

You may vote by properly completing and signing the enclosed proxy card and returning the proxy in the enclosed, postage-paid envelope. Please specify your choices on the proxy card by marking the appropriate boxes. Shares will be voted by your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, outlined further below.

Instead of returning a signed proxy card, you may also vote your shares via telephone or Internet by following the instructions on the materials enclosed.

If you do not attend the Annual Meeting, your shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements have been made to have your shares represented. Whether or not you attend the meeting, we encourage you to vote your shares promptly.

May I vote with my proxy card in person at the Annual Meeting?

If you wish to vote your shares in person at the Annual Meeting, you may bring a signed proxy card with your choices specified by marking the appropriate boxes on the card.

May I change my vote after I submit my proxy?

Yes, you may change your vote. If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at our principal office at any time prior to the voting of the proxy. Our principal executive office is located at 233 South Patterson, Springfield, Missouri 65802.

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on the following proposals, which were solicited by the Board of Directors:

—	To elect three Class II Directors, each to serve for a three-year term;
—	To ratify the appointment of Ernst & Young, LLP, as independent auditors for the fiscal year ending December 31, 2010; and
—	To transact such other business as may properly come before the meeting or any adjournments thereof.

How will my vote be counted?

All votes will be tabulated by Broadridge Financial Solutions (“Broadridge”). All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholders’ directions specified in the proxy. If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

(1)	FOR the election of Lawrence P. O’Reilly, Thomas T. Hendrickson and Rosalie O’Reilly-Wooten, named herein as nominees for Class II Directors of the Company, to hold office until the annual meeting of the Company’s shareholders in 2013 and until his or her successor has been duly elected and qualified;
(2)	FOR the proposal to ratify the selection of Ernst & Young, LLP, as our independent auditors for the fiscal year ending December 31, 2010; and
(3)	According to their judgment on the transaction of such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. The shareholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director. However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

Are my votes confidential?

All shareholder meeting proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements. Representatives of Broadridge will act as the inspector of election and will count the votes.

May I contact O’Reilly’s Transfer Agent?

You may contact our transfer agent either by writing Computershare Trust Company, N.A., Post Office Box 43078, Providence, Rhode Island 02940, or by telephoning at (800) 884-4225.

What constitutes a quorum?

On February 26, 2010, there were 137,596,970 shares of Common Stock outstanding, which constitute all of the outstanding shares of the voting capital stock of the Company. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each person nominated for Director. Shares present at the meeting but which abstain or are represented by proxies that are marked “WITHHOLD AUTHORITY” with respect to the election of any person to serve on the Board of Directors will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such proxies will have the same effect as a vote against the nominee as to which such abstention or direction applies. Shares not present at the meeting will not affect the election of Directors.

The vote required for the other proposals described in this Proxy Statement and for any other matter properly brought before the meeting will be the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the

Annual Meeting and entitled to vote on the proposal unless Missouri law or the Company’s Restated Articles of Incorporation or Amended and Restated Bylaws require a greater vote. Shares present at the meeting that abstain (including proxies that deny discretionary authority on any matters properly brought before the meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter.

While counted for quorum purposes, shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares) as to one or more matters to be voted on shall not be deemed represented at the meeting for purposes of such matter or matters and, therefore, will have no effect thereon.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote “for” each of the Class II nominees. The Board of Directors recommends a vote “for” the proposal to ratify the selection of Ernst & Young, LLP, as our independent auditors for the year ending December 31, 2010.

Are the Notice, Proxy Statement and Annual Report available on the Internet?

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. The required control number can be found on your proxy card in the box next to the arrow.

Where may I find the voting results of the Annual Meeting?

The Company plans to announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K filed with the Securities and Exchange Commission within four business days following the Annual Meeting.

Will a proxy solicitor be used?

Yes, the Company has engaged Georgeson to assist in the solicitation of proxies for the Annual Meeting and estimates it will pay Georgeson a fee of approximately $15,000. The Company has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 31, 2009, with respect to each person (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	16,301,650	(1)	11.8%

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	7,608,010	(2)	5.5%

(1)	As reflected on such beneficial owner’s Schedule 13G/A dated February 12, 2010, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Of the 16,301,650 shares reported, Price Associates claimed sole voting power of 4,231,850 shares, no shared voting power, sole dispositive power of 16,301,650 shares and no shared dispositive power.

(2)	As reflected on such beneficial owner’s Schedule 13G dated February 16, 2010, provided to the Company in accordance with the Exchange Act. Janus Capital (“Janus”) has a direct 91.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 1,904,129 shares or 1.3% of the shares outstanding of O’Reilly Common Stock held by such Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 5,703,881 shares or 4.2% of the shares outstanding of O’Reilly Common Stock held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Of the 7,608,010 shares reported, Janus claimed no sole voting power, shared voting power of 7,608,010 shares, no sole dispositive power and shared dispositive power of 7,608,010 shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth, as of February 26, 2010, the beneficial ownership of each current Director (including currently nominated existing Directors), each of the executive officers named in the Summary Compensation Table set forth herein and the executive officers and Directors as a group, of the outstanding common stock. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and investment power.

Name	Direct Ownership	Indirect Ownership	Currently Exercisable Options (a)	Total ownership	Percent of class
David E. O’Reilly (b)	536,867	1,838,675	408,750	2,784,292	2.02%
Charles H. O’Reilly, Jr. (c)	306,936	412,018	5,000	723,954	*
Lawrence P. O’Reilly (d)	825,832	90,185	5,000	921,017	*
Rosalie O’Reilly-Wooten (e)	821,604	291,186	5,000	1,117,790	*
Jay D. Burchfield (f)	7,683	20,693	55,000	83,376	*
Paul R. Lederer	20,000	--	35,000	55,000	*
John Murphy	--	--	30,000	30,000	*
Ronald Rashkow	--	--	35,000	35,000	*
Thomas T. Hendrickson	--	--	--	--	*
Greg Henslee (g)	35,770	5,173	378,100	419,043	*
Ted F. Wise (h)	141,452	125,165	399,350	665,967	*
Thomas G. McFall (i)	3,053	425	91,250	94,728	*
Jeff M. Shaw (j)	22,249	5,459	86,250	113,958	*
All Directors and executive officers as a group (15 persons)	2,727,356	2,796,775	1,759,950	7,284,081	5.29%

*less than 1.0%

(a)	With respect to each person, assumes the exercise of all stock options held by such person that are exercisable currently or within 60 days of February 26, 2010 (such options being referred to hereinafter as “currently exercisable options”).

(b)	The stated number of indirectly owned shares includes 1,831,057 shares controlled by David E. O’Reilly as trustee of a trust for the benefit of his children and 7,618 shares held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as trustee. The beneficially owned shares controlled by Mr. O’Reilly, as trustee of a trust for the benefit of his children, are partially pledged as collateral for a loan.

(c)	The stated number of indirectly owned shares includes, 90,000 shares held in a Grantor Retained Annuity Trust (“GRAT”) and 322,018 shares controlled by Charles H. O’Reilly, Jr. as trustee of trusts for the benefit of his child and step-mother.

(d)	The stated number of indirectly owned shares includes 15,897 shares owned by Lawrence P. O’Reilly’s spouse and 74,288 shares held in a GRAT. A portion of Mr. O’Reilly’s directly owned shares are held against a line of credit with Credit Suisse.

(e)	The stated number of indirectly owned shares is held in a GRAT.

(f)	The stated number of indirectly owned shares is held in a family limited partnership in which Jay D. Burchfield acts as general manager.

(g)	The stated number of directly owned shares includes 15,950 shares held in the O’Reilly Employee Stock Purchase Plan and the stated number of indirectly owned shares includes 5,173 shares held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as trustee.

(h)	The stated number of indirectly owned shares includes 116,000 shares held by a revocable trust of which Ted F. Wise’s spouse, as the sole trustee, has sole voting and investment power and 9,165 shares held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as trustee.

(i)	The stated number of directly owned shares includes 966 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as trustee.

(j)	The stated number of directly owned shares includes 1,855 shares held in the O’Reilly Employee Stock Purchase Plan and 631 restricted shares awarded by the Company’s Performance Incentive Plan. The stated number of indirectly owned shares are shares held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as trustee.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Information about the Nominees and Directors Continuing in Office

The Company’s Amended and Restated Bylaws and Restated Articles of Incorporation, currently provide for three classes of Directors, each class serving for a three-year term expiring one year after expiration of the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class III and Class I Directors expire in 2011 and 2012, respectively. The Board of Directors has nominated Lawrence P. O’Reilly, Rosalie O’Reilly-Wooten, and Thomas T. Hendrickson as Class II Directors for a term expiring at the Company’s annual shareholders’ meeting in 2013.

The following table lists the principal occupation for at least the last five years of each of the nominees and the present Directors continuing in office, his or her present positions and offices with the Company, the year in which he or she first was elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated), his or her age and his or her directorships in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted).

Name	Age	Principal Occupation	Service as Director Since
		Nominees for Director - Class II

		(To Be Elected to Serve a Three-Year Term Expiring in 2013)

Lawrence P. O’Reilly	63	Retired from active Company management, February 2003 and has served as a consultant to the Company pursuant to a retirement agreement since that time; Vice- Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993. Chairman and Director of St. Johns Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December of 2005. Mr. Lawrence is being re-nominated as a Director because, among his other qualifications, he possess experience and expertise in the Company’s operations, in the automotive aftermarket industry and in strategic business development.	1969

Rosalie O’Reilly-Wooten	68	Retired from active Company management, February 2002 and has served as a consultant to the Company pursuant to a retirement agreement since that time. Executive Vice President of the Company from March 1993 to February 2002 where she managed Telecommunications, Risk Management and Human Resources. Currently serving on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board, Missouri Council for the Arts Board and Drury University Board of Trustees. Ms. Wooten is being re-nominated as a Director because, among her other qualifications, she possess experience and expertise in the Company’s risk management and human resources functions, in the automotive aftermarket industry and in leadership development.	1980

Thomas T. Hendrickson	55	Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer “Sports Authority”, since 2003; Director of Sports Authority, since 2006. From 1998 to 2003, Mr. Hendrickson held the positions of Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company until its merger with Sports Authority in 2003. He was Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc. from 1993 to 1997. From 1987 to 1993, Mr. Hendrickson was employed as a Divisional Vice President and Controller of Millers Outpost Stores, a retailer specializing in apparel to young consumers. Mr. Hendrickson is a Certified Public Accountant and has over 28 years of retail business experience. Mr. Hendrickson was nominated as a Director because, among his other qualifications, he possess experience and expertise in the retail industry and in the accounting and finance areas including experience as a chief financial officer.	Nominated in February of 2010

		Directors Continuing in Office - Class III

		(Term Expiring in 2011)

David E. O’Reilly	60	Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993. Mr. O’Reilly was last re-nominated as a Director because, among his other qualifications, he possess experience and expertise in the Company’s operations, in the automotive aftermarket industry and in strategic business development.	1972

Jay D. Burchfield	63	Chairman of the Board and Director of Trust Company of the Ozarks since April 1998; Director of Banyan Group, Inc., a clinical research organization, since January 1998; Director of Quest Capital Alliance since January 2002; Director of Heart of America Beverage, a Miller/Coors distributor in Missouri and Oklahoma, since January 2003; Director of Intuitive Medical Software, an electronic medical records provider, since January 2008; appointed as Director of Primary Care Education in 2009; appointed as Director and Treasurer of the I-470 Community Improvement District, a tax increment financing plan to develop road infrastructure in Lee’s Summit, MO, in 2009. Mr. Burchfield’s career has spanned more than 35 years in the banking and financial services industry. Mr. Burchfield was last re-nominated as a Director because, among his other qualifications, he possess experience and expertise in banking industry, in strategic business development and in executive compensation and leadership development.	1997

Paul R. Lederer	70	Lead Director from 2002 to current; Retired October 1998; Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation February 1998 to October 1998; President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation; presently a Director of the following companies: MAXIMUS, Dorman Products, UCI, Inc. and Proliance (ceased being a director for Proliance during 2009). Mr. Lederer had been a Director of the Company from April 1993 to July 1997 and was appointed again as a Director in 2001. Mr. Lederer was last re-nominated as a Director because, among his other qualifications, he possess experience and expertise in the automotive aftermarket industry, in operations and governance as a chief executive officer and director.	2001

		Directors Continuing in Office - Class I

		(Term Expiring in 2012)

Charles H. O’Reilly, Jr.	70	Retired from active Company management, February 2002 and has served as a consultant to the Company pursuant to a retirement agreement since that time. Vice-Chairman of the Board since August 1999; Chairman of the Board from March 1993 to August 1999; President and Chief Executive Officer of the Company from 1975 to March 1993. Mr. O’Reilly was last re-nominated as a Director because, among his other qualifications, he possess experience and expertise in the Company’s operations, in the automotive aftermarket industry and in strategic business development.	1966

John Murphy	59	Served as Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010. Served as President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors until 2008; served as Accuride’s President and Chief Operating Officer during 2007; served as President and Chief Financial Officer during 2006, and as Executive Vice President/Finance and Chief Financial Officer of Accuride from 1998 to 2006. (Accuride Corporation filed Chapter 11 bankruptcy in October of 2009, emerging in 2010); Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and Master Of Business Administration from University of Colorado, and is a Certified Public Accountant. Mr. Murphy was last re-nominated as a Director because, among his other qualifications, he possess experience and expertise in the automotive aftermarket industry and in the accounting and finance areas including experience as a chief financial officer.	2003

Ronald Rashkow	69	Founder, CEO, and chairman of Handy Andy Home Improvement Centers a retail chain with 72 stores in eight Midwest states. Mr. Rashkow currently is CEO and Principal of RPMS, Inc. a strategic consulting enterprise. Current advisory boards include Hilco Trading, among the largest asset liquidation companies in the country, and RTC a specialty retail fixturing and merchandising company. Mr. Rashkow is also a member of the IIT-Knapp Entrepreneurial Center advisory board. Additional activities include substantial interests in retail commercial shopping center investments and development. Mr. Rashkow was last re-nominated as a Director because, among his other qualifications, he possess experience and expertise in the retail industry, in executive compensation and in operations as a chief executive officer.	2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II NOMINEES.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the “Nasdaq”) require that a majority of the Board of Directors be “independent,” as defined in Rule 5605(a)(2) of the National Association of Securities Dealers listing standards (the “NASD Rule”). Under the NASD Rule, a director is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has reviewed the independence of its Directors under the NASD Rule. During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company including all legal and other fees paid to Husch Blackwell Sanders, LLC, where Joe C. Greene was of counsel, prior to his death in 2009. During 2009, the Company paid Husch Blackwell Sanders, LLC, $47,030 for legal and other fees incurred. . Consistent with these considerations, the Board has determined that Messrs. Murphy, Lederer, Rashkow and Burchfield are independent under the NASD Rule. The Board had also determined that Joe C. Greene, a member of the Company’s Board of Directors until his death on May 8, 2009, was independent under the NASD rule.

In May of 2009, as a result of Mr. Greene’s death, the Company received notice from the NASDAQ Stock Market (“Nasdaq”) that it was no longer in compliance with Nasdaq Listing Rule 5605, which requires that a majority of the board of directors be comprised of independent directors. The company currently has eight directors, only four of which qualify as independent. In accordance with Nasdaq Listing Rule 5605(b)(1)(A), the Company has a “cure period” of until the next annual shareholders’ meeting to regain compliance. The Board has nominated Thomas T. Hendrickson to serve as a Class II Director to be elected at the 2010 Annual Shareholders’ Meeting. The Board has determined that Mr. Hendrickson is independent under the NASD Rule.

Family Relationships

Charles H. O’Reilly, Jr., Rosalie O’Reilly-Wooten, Lawrence P. O’Reilly and David E. O’Reilly are siblings.

Leadership Structure

The Company’s leadership structure, within its Board of Directors, consists of a Chairman of the Board, two Vice Chairmen of the Board, a Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee. The Lead Director also serves on the Audit Committee, the Compensation Committee and as Chairman of the Corporate Governance/Nominating Committee. All Committee members are independent Directors. Our Amended and Restated Bylaws permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person. However, the Board has historically believed that these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals. We believe having separate roles allows our Board to effectively provide guidance to and oversight of our management. In 2005, the Corporate Governance/Nominating Committee recommended and the Board approved the appointment of David E. O’Reilly to serve in the role of Chairman of the Board of the Company. The appointment was made in recognition of the substantial role Mr. O’Reilly plays in the development of the Company’s strategic initiatives. The appointment of Mr. O’Reilly as Chairman of the Board did not alter Gregory L. Henslee’s duties and responsibilities as our Chief Executive Officer.

Lead Director

Following the passage of the Sarbanes-Oxley Act of 2002 and in the interest of sound corporate governance, the Board has adopted a practice of appointing a Lead Director who is charged with acting as a liaison among other directors, with management and between board committees and the Board. The Lead Director could also preside at Board meetings in the absence of the Chairman. This position improves the functionality of the Board and its Committees and aids in the fiduciary obligations each director has to the Company and its shareholders. Paul R. Lederer has served as Director, Executive Vice President and Chief Operating Officer within the automotive aftermarket and has 40 years of experience in this industry. Based upon Mr. Lederer’s experience, qualifications and skills, in 2002, the Corporate Governance/Nominating Committee nominated, and the Board of Directors approved, Mr. Lederer to serve as Lead Director.

Meeting Attendance

During fiscal year 2009, four regularly scheduled meetings of the Board of Directors were held. During such year, each Director attended (i) 100% of the total number of meetings of the Board of Directors held during the period for which he or she has served as a Director, with the exception of Lawrence P. O’Reilly, who attended 75% of the meetings, and (ii) 100% of the total number of meetings held by all committees of the Board of Directors on which he or she served during the period for which he or she served.

Committees of the Board

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. Each committee is governed by its own charter and is comprised solely of independent directors in accordance with the Nasdaq Stock Market Listing Qualifications. Charters for each committee are available on the Company’s website at www.oreillyauto.com, and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 874-7161.

Name	Audit Committee	Compensation Committee	Corporate Governance/ Nominating
Jay D. Burchfield		Chair	X
Joe C. Greene (a)			Chair
Paul R. Lederer	X	X	Chair
John Murphy	Chair		X
Ronald Rashkow	X	X

(a)	Mr. Greene died on May 8, 2009; Mr. Lederer was appointed as chair of the Corporate Governance/Nominating Committee shortly thereafter.

As explained above, Charles H. O’Reilly, Jr., Rosalie O’Reilly-Wooten, Lawrence P. O’Reilly and David E. O’Reilly do not qualify as independent directors; therefore, they do not participate on any committee of the Board.

Audit Committee

The Company’s standing Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for reviewing reports of the Company’s financial results, audits and internal controls, including the Company’s Internal Audit Department, and communicating the results of these evaluations to management. The Audit Committee recommends the engagement of independent auditors, confers with the external auditors regarding the adequacy of our financial controls and fiscal policy in accordance with generally accepted auditing standards and directs changes to financial policies or procedures as appropriate. The Committee also reviews the procedure of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the company.

The Board has determined that each member of the Audit Committee is “independent” pursuant to the NASD Rule, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that Mr. Murphy, a member of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission. During fiscal year 2009, eight Audit Committee meetings were held. Our Audit Committee Charter may be viewed on our website at www.oreillyauto.com.

Compensation Committee

The purpose of the Compensation Committee is to act on behalf of the Board of Directors with respect to the establishment and administration of the policies which govern the annual compensation of the Company’s executive officers. The Committee has responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for elected executive officers. The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the Chairman and CEO’s compensation, evaluating his performance based on those goals and objectives, and determining and approving the Chairman and CEO’s compensation level based on this evaluation. The Company’s Human Resources Department works directly with the Compensation Committee to assist in making recommendations to the Committee for the Chairman and CEO’s total compensation. The Compensation Committee also oversees the grants and related actions under the Company’s various equity plans.

The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion. The Committee utilizes third party compensation survey data and has engaged outside advisors and consultants in the past and will do so in the future in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company. During fiscal year 2009, four Compensation Committee meetings were held. Our Compensation Committee Charter may be viewed on our website at www.oreillyauto.com.

Corporate Governance/Nominating Committee

The principal purposes of the Corporate Governance/Nominating Committee are: (1) to establish criteria for the selection of Directors and to recommend to the Board the nominees for Director in connection with the Company’s annual meeting of shareholders; (2) to take a leadership role in shaping the Company’s corporate governance policies and to issue and implement the Corporate Governance Principles of the Company; (3) to develop and coordinate annual evaluations of the Board, its committees and its members; and (4) to adhere to all legal standards required by the Securities and Exchange Commission and Nasdaq. During fiscal year 2009, four Corporate Governance/Nominating Committee meetings were held. Our Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on our website at www.oreillyauto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director candidates recommended by shareholders. It is the view of the Board of Directors that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes (a) a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission and Nasdaq applicable to the Board and each of its committees; (b) depth and breadth of experience within the Company’s industry and otherwise; (c) outside time commitments; (d) special areas of expertise; (e) accounting and finance knowledge; (f) business judgment; (g) leadership ability; (h) experience in developing and assessing business strategies; (i) corporate governance expertise; (j) risk management skills; and (k) for incumbent members of the Board, the past performance of the incumbent director. The Corporate Governance/Nominating Committee’s methods for identifying candidates for election to our Board include the solicitation of possible candidates from a number of sources, including from members of our Board, our executives, individuals personally known to the members of our Board and other research. The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company’s business structure and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.

A shareholder who desires to nominate one or more persons for election as directors shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Amended and Restated Bylaws) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement. Such notice shall set forth: (a) the name and address of record of the shareholder who intends to make the nomination; (b) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (c) the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee; (d) a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder; (e) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the Securities and Exchange Commission; and (f) the written consent of each proposed nominee being so named to serve as a Director of the Company. The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

Thomas T. Hendrickson was nominated to the Board of Directors as a Class II Director on February 11, 2010, to replace Mr. Greene’s open position. Potential candidates were solicited from members of the Board, the Company’s executives, individuals personally known to the members of our Board, shareholder nominations and a third-party search firm. The Board interviewed several solicited candidates who were evaluated based on the established criteria for persons to be nominated, as listed above. The Board believes Mr. Hendrickson meets the established criteria and he is the best qualified candidate for election to the Board. Mr. Hendrickson is a new nominee for election to the Board this year. His nomination is recommended by the Corporate Governance/Nominating Committee and approved by the Board.

Certain Business Relationships

Joe C. Greene, a director of the Company and a member of the Corporate Governance/Nominating Committee through May 8, 2009, his date of death, was of counsel in the law firm of Husch Blackwell Sanders LLC, which has provided legal services to the Company and is expected to continue to provide legal services to the Company in the future. We believe that the terms of the legal services provided by Husch Blackwell Sanders LLC were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Director Attendance of Annual Meeting

We strongly encourage, but do not require, the members of our Board of Directors to attend the Annual Meeting of Shareholders. All members of the Board of Directors attended the Company’s 2009 Annual Meeting of Shareholders.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. In its oversight role, the Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. A quarterly risk overview is provided to the Board by the Company’s General Counsel and the Company’s Vice President of Risk Management, which details the Company’s current and future litigation and self insurance risks and risk exposures. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews, with management, the Company’s financial performance and financing arrangements and meets with the Company’s external auditors to review the Company’s compliance with all applicable financial reporting and Sarbanes-Oxley requirements. The Corporate Governance/Nominating Committee reviews the Company’s corporate governance guidelines and their implementation and reviews the Corporate Risk Assessment and Management Status Report. This report identifies the material business risks (including strategic and operational) for the Company as a whole and identifies the controls that respond to and mitigate those risks. The Corporate Governance/Nominating Committee also receives a Fraud Risk Assessment report from management which reviews the Company’s Code of Conduct and Ethics program compliance as well as the Company’s TIPS Hotline and Corporate policies and procedures. The Compensation Committee has overall responsibility for executive officer succession planning and reviews succession plans each year. The Compensation Committee also reviews total compensation for the Company’s management and executives including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company’s performance goals and insures that the compensation plans and arrangements do not create inappropriate risks. Each committee regularly reports to the full Board.

Board Diversity

The Board of Directors does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board. The Board believes that while diversity and variety of experiences and viewpoints represented on the Board should always be considered, a Director nominee should not be chosen nor excluded solely or largely because of race, color, religion, disability, age, gender, national origin or sexual orientation or identity. In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise or background that would complement the existing Board. The Corporate Governance/Nominating Committee will also consider diversity in market knowledge, experience, employment, and other factors. Decisions by the Board regarding continued service of Directors, are made based on expected contributions to the Board in furtherance of the interests of shareholders, not based on race, color, gender or other demographic, orientation or identity.

Compensation of Directors

In 2009, each of the non-employee or non-consultant members of our Board of Directors received an annual fee of $36,000 and was paid $2,500 for each Board meeting attended. Each member of the Audit Committee was paid an additional $1,000 for each Audit Committee meeting attended that was not scheduled in conjunction with a meeting of the full Board. In addition, the Audit Committee Chairman received an annual fee of $7,500 and the Compensation Committee Chairman and the Corporate Governance/Nominating Committee Chairman each received an annual fee of $4,000. Non-employee or non-consultant members of our Board of Directors were paid an additional $1,000 for each special meeting attended. We also reimburse Directors for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. Directors' fees in the aggregate amount of $237,500 were paid during 2009.

As an incentive for recruiting and retaining qualified Directors, we also maintain a Director’s stock option plan. This plan provides for an automatic annual grant to each Director who is not an employee or consultant of the Company of a non-qualified stock option to purchase 5,000 shares of common stock at a per share exercise price equal to the fair market value of the common stock on the date the option is granted. This annual grant occurs the first business day after the Annual Meeting of the Shareholders of the Company. Director stock options vest fully six months after the date of grant. If a Director ceases to be a Director for any reason other than retirement, death or disability or seven years after the date on which the option is granted, whichever first occurs, any unexercised options immediately expire. Each of the Company’s five non-employee, non-consultant Directors in 2009 were granted options during the year to purchase 5,000 shares of common stock under such plan at an exercise price of $37.50 per share.

Each of the non-employee consultant members of our Board of Directors receives an annual payment for services provided to the Board pursuant to written retirement agreements. Such agreements, as amended and which are in substantially identical form, provide for each of the foregoing Directors to be retained as a consultant upon retirement from active Company management, for a period of ten years at a yearly salary of $125,000, adjusted annually three percent for inflation and payable in equal monthly payments. In addition, the agreements provide additional compensation for medical and vehicle benefits. We also reimburse these Directors for out-of-pocket expenses incurred in connection with their services to the Board and attendance at Board meetings. During the period covered by the retirement agreements, the Directors have agreed that they shall not become associated with, engage in, or render service to any other business in competition with the Company.

The following table details the compensation paid to non-employee Directors for the fiscal year ended December 31, 2009:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Options Awards ($) (a)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (b)	Total ($)
Charles H. O’Reilly	--	--	--	--	--	168,663	168,663
Lawrence P. O’Reilly	--	--	--	--	--	163,061	163,061
Rosalie O’Reilly-Wooten	--	--	--	--	--	171,114	171,114
Jay D. Burchfield	51,000	--	72,524	--	--	--	123,524
Joe C. Greene (c)	25,000	--	72,524	--	--	--	97,524
Paul R. Lederer	53,000	--	72,524	--	--	--	125,524
John R. Murphy	57,500	--	72,524	--	--	--	130,024
Ronald Rashkow	51,000	--	72,524	--	--	--	123,524

(a)	Option awards granted to the non-employee Directors become 100% exercisable with respect to the covered shares six months from the date of grant and expire after seven years. The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2009 and was determined using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield. Please see the footnotes to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for further discussion of these assumptions. Non-employee Directors had the following stock option awards outstanding as of December 31, 2009:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Charles H. O’Reilly	5,000	--
Lawrence P. O’Reilly	5,000	--
Rosalie O’Reilly-Wooten	5,000	--
Jay D. Burchfield	55,000	--
Joe C. Greene (c)	15,000	--
Paul R. Lederer	55,000	--
John R. Murphy	30,000	--
Ronald Rashkow	35,000	--

(b)	Represents payments during 2009 for consultation services as well as medical and dental benefits pursuant to written retirement agreements. The payments for consultation services totaled $153,734 for each of the foregoing non-employee consultant Directors while medical and vehicle benefits totaled $14,929, $9,327 and $17,380 for Charles H. O’Reilly, Jr., Lawrence P. O’Reilly and Rosalie O’Reilly-Wooten, respectively.
(c)	Joe C. Greene died on May 8, 2009. Pursuant to the terms of the Director’s stock plan, Mr. Greene’s estate has one year from his date of death to exercise any outstanding stock option awards.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now an officer or an employee of the Company or any of its subsidiaries or has been at any time an officer or an employee of the Company or any of its subsidiaries.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is responsible for recommending to the Board of Directors compensation packages and specific compensation levels for our executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under our O’Reilly Automotive, Inc. 2009 Incentive Plan and Amended and Restated O’Reilly Automotive, Inc. 2003 Director’s Stock Plan.

The policies and procedures of the Compensation Committee are designed to assist our Board of Directors in its oversight of the implementation and effectiveness of our policies and strategies regarding the investment in our biggest asset, our people. These strategies and policies include, but are not limited to:

—	recruiting and retaining qualified team members;
—	the career development and progression of our team members;
—	management succession, in conjunction with our Corporate Governance/Nominating Committee; and
—	employment practices.

The main objective of our compensation philosophy is to provide our executive officers and management with a total compensation package that is competitive and equitable, which encourages and rewards performance based in part upon the Company’s performance in terms of increases in share value. We believe that aligning the interests of our executives and management with those of our shareholders further promotes the success of not only the Company, but also our team members. The Compensation Committee has reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. During its review, the Committee focused upon our short-term incentives, long-term incentives, and change-in-control benefits as having the greatest potential to create incentives for individual or collective risk taking. Following a thorough review of these and the other components of our compensation and benefits programs, the Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either our risk profile or our overall approach to risk management.

Our team member (non-officer or management) compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by our team members and therefore, it is not reasonably likely that our compensation policies and practices would have a material adverse effect on the Company.

Overview of Our Compensation Programs

The key elements of the compensation packages for our executive officers are base salary, annual cash bonuses and long-term, stock-based incentives. In determining the composition of elements in each compensation package, the Compensation Committee looks to create a balanced reward, utilizing both market-driven influences and external compensation benchmarks as well as current cash considerations. To ensure that the Company thrives in the competitive working environment, the Compensation Committee consults industry resources, references and benchmarks to determine competitive market ranges and reasonable levels of compensation.

In reviewing the compensation packages of each of our executives and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual’s compensation, including salary, bonus, accumulated realized and unrealized stock option gains, the dollar value to such individual and cost to the company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program and under several potential severance and change-in-control scenarios. For new appointments to executive management, the Company’s management presents compensation recommendations to the Committee for consideration.

The Company’s Human Resources department provides the Committee with industry benchmark information and compensation survey data. The Committee considers the Company’s relative performance compared with an established group of peer companies in the automotive aftermarket industry and other specialty retailers. The companies comprising our 2009 peer group were as follows:

— Advance Auto Parts — AutoZone — Genuine Parts — Pep Boys — Collective Brands	— Fastenal — Dollar Tree — Foot Locker — PetSmart — Barnes & Noble	— American Eagle — Ross Stores — Sherwin Williams — Williams Sonoma

The Compensation Committee reviews our peer group, as necessary, to ensure that the comparisons are meaningful. The Committee evaluates peers who conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, profit margin and market capitalization. The Committee also considers broad-based survey data, compiled by Mercer, of total compensation for top management at companies with total revenues comparable to the total revenues of the Company. The Committee uses the industry and market survey data as a context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program. The Committee does not use this data to set specific compensation targets for a position. Rather, the Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

Base Salary

In determining annual base salary, it is the Compensation Committee’s goal to bring our executives and management in line with base compensation being paid by our competitors. The Compensation Committee specifically reviews compensation information for other publicly traded automotive aftermarket companies and compensation surveys and data for other specialty retailers. The Compensation Committee believes that our principal competitors for executive management are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes, as noted in “Overview of Our Compensation Programs,” may not be the same as the companies comprising the Nasdaq Retail Trade Stocks Total Return Index, Nasdaq United States Stock Market Total Returns Index or the Standard and Poor’s 500 Index included in the Annual Shareholders’ Report of the Company for fiscal 2009 that accompanies this Proxy Statement. The Compensation Committee established increased base salary levels in 2009 for our named executive officers to maintain compensation at competitive levels and to reflect the Company’s performance and the individual performance of each named executive officer.

Performance Incentive Compensation Plan

The Compensation Committee has established an incentive compensation plan for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer based upon certain objective performance goals. At the beginning of each year, a comprehensive operating plan is developed which contains estimates for the Company’s projected performance for the year. The operating plan is compiled by reviewing our historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies. The targets for incentive compensation plans set by the Compensation Committee generally correspond to this operating plan, which is approved by our Board of Directors, and reflects these projected results for the upcoming fiscal year. The Compensation Committee has designed these targeted performance goals to address multiple facets of financial performance, including sales performance, net income performance, financial returns, and various balance sheet measures as well as addressing the progress towards completion of the CSK Auto, Inc integration plan. Targets are set forth in ranges with a corresponding bonus percentage for each level of attainment. Our actual performance in each of these areas is compared to the individual targets predetermined by the Committee, in order to determine the bonus amount, if any, achieved by each executive officer. Upon achievement of such performance goals, executive officers receive a bonus based upon a percentage of their respective base salaries for the attainment of a defined performance goal. The overall bonus potential varies depending upon the executive’s position. For 2009, our Chief Executive Officer had a cumulative bonus target of 100% of his base salary and our Chief Operating Officer and Chief Financial Officer each had cumulative bonus targets of 80% of their respective base salaries.

Our Senior Vice President of Store Operations and Sales participates in the Company’s Performance Incentive Plan (“PIP”), which has been established by the Company to award bonuses to all other senior management. The PIP bonuses are based upon individual performance goals established for each member of senior management and certain company performance targets. The company targets for the PIP bonuses are established in a similar manner to the performance targets set forth for the bonus plan for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

The targets for the named executive officer bonus plans are highly confidential and competitively sensitive. We believe that if we were to publish our targets, it would allow our competitors to recreate our internal forecasts and gain valuable insight on our business strategies. Such public disclosure could materially harm our competitive position within our industry. Because the targets are confidential, we believe the best indication of the difficulty of achieving such targets is our track record. Over the last five years, annual bonus payouts for the executive bonus plan for our Chairman of the Board, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer have exceeded target three times and have been below target two times (bonus payments during this period of time have ranged from 48% to 288% of target). Over the last five years, annual bonus payouts for the portion of the PIP based on company performance targets have equaled or exceeded target four times and have been below target once (bonus payments during this period of time have ranged from 53% to 205% of target).

Long-Term, Stock-Based Incentives

We offer long-term incentives for senior executives and management in the form of stock option and restricted stock awards. Stock options and restricted stock may be awarded to our Named Executive Officers, upper- and middle-managers, store managers and other key personnel.

We believe that our stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance. The Compensation Committee has determined that the annual grant of stock options to our Chairman of the Board, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is a key component of such executive’s total compensation packages based on their duties. The amounts of such grants are determined by the Committee annually in conjunction with performance reviews and salary adjustments during the February Compensation Committee meeting. In determining whether and how many stock options should be granted, the Committee considers the responsibilities and seniority of each of the executives, as well as our financial performance and other factors as it deems appropriate, consistent with our compensation philosophy and policies. The stock options awarded by the Committee in 2009, as reflected in the Grants of Plan Based Awards table, include an annual grant of stock options determined by the Committee in consideration of the factors described above.

We award restricted stock to our Senior Vice President of Store Operations and Sales as well as all members of senior management on an annual basis as a component of the PIP bonus award. The amount of such award is determined in the same manner as the cash component of the PIP bonus and reflects the individual contribution, responsibility and performance of our Senior Vice President of Store Operations and Sales as well as certain company performance targets. Restricted stock awards under the PIP plan vest in equal installments over a three-year period commencing on the first anniversary of the award.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component. After a thorough analysis, including the use of a national consulting firm, stock options and restricted stock were considered the most effective methods of aligning management interests with those of shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment. These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the fair market value of the common stock underlying the option on such date. It is our belief that these position-related grants provide additional incentive to our executives, management and other team members to set personal long-term employment goals. In furtherance of this belief, we also have a team member stock purchase plan that enables team members to purchase our common stock at a discount through payroll deductions and a 401(k) plan under which team members can invest in our common stock. In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition. The Committee believes that these special stock option awards provide additional incentive to our executives, management and other team members to ensure these material acquisitions are integrated effectively and efficiently. During 2009, no Named Executive Officer received a position level stock option award or other special stock option award in connection with a material business event.

Other

The Company sponsors a 401(k) Profit Sharing and Savings Plan (“401(k) Plan”) that allows team members to make plan contributions on a pre-tax basis. The Company matches 100% of the first 2% of the team member’s compensation, and 25% of the next 4% of the member’s compensation. Although Executive Officers are eligible to participate in the 401(k) plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Internal Revenue Code prevents highly compensated employees, as defined by the Internal Revenue Code, from participating at the same levels as non-highly compensated employees. The O’Reilly Automotive Deferred Compensation Plan (“Deferred Comp Plan”) provides executives who participate in the 401(k) Plan with the opportunity to defer up to the full 6% of covered compensation by making contributions to the Deferred Comp Plan that are then matched by the Company as if they had been made under the 401(k) Plan. The Deferred Comp Plan is intended solely to restore contributions lost because of application of the annual limitations under the Internal Revenue Code that are applicable to the 401(k) Plan. This benefit, which assists Executives in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

It is our policy to have the compensation paid to our Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other named executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured our incentive plans so that bonuses and stock options are fully deductible.

In addition, the Company provides named executive officers with certain perquisites which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior team members as well as maintaining a competitive total compensation package for the named executives. Perquisites can include personal use of a Company automobile, reimbursement for health and country club memberships and reimbursements under the Company’s Executive Management Medical Reimbursement Benefit Plan. Perquisite amounts for named executive officers are included in the below Summary Compensation Table in the column All Other Compensation.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in O’Reilly Automotive, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD

OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

Jay D. Burchfield

Chairman of the Compensation Committee

Paul R. Lederer

Member of the Compensation Committee

Ronald Rashkow

Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table shows the annual compensation paid to or earned by the Chief Executive Office, Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal years ended December 31, 2009, 2008 and 2007:

SUMMARY COMPENSATION TABLE

Name And Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)	Grant Date Fair Value of Stock and Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David E. O’Reilly Chairman of the Board	2009 2008 2007	500,000 500,000 500,000	-- -- --	-- -- --	198,896 297,027 465,850	-- 600,000 235,000	-- -- --	27,343(d) 29,262(e) 29,435(f)	726,239 1,426,289 1,230,285
Gregory L. Henslee Chief Executive Officer and Co-President	2009 2008 2007	784,615 695,413 649,120	-- -- --	-- -- --	397,791 873,136 665,500	2,303,251 1,050,000 381,875	-- -- --	55,438(d) 41,579(e) 29,498(f)	3,541,095 2,660,128 1,725,993
Ted F. Wise Chief Operating Officer and Co-President	2009 2008 2007	576,154 554,034 525,579	-- --	-- --	358,012 701,486 598,950	1,335,886 666,000 249,100	-- --	31,864(d) 33,017(e) 24,559(f)	2,301,916 1,954,537 1,398,188
Thomas G. McFall Chief Financial Officer and Executive Vice-President of Finance	2009 2008 2007	342,308 292,308 243,726	-- -- --	-- -- 19,970	238,675 468,065 133,100	806,138 360,000 117,500	-- -- --	26,833(d) 24,806(e) 13,129(f)	1,413,954 1,145,179 527,425
Jeff M. Shaw Senior Vice-President of Store Operations and Sales	2009 2008 2007	187,692 173,692 165,519	-- -- --	22,451 14,801 18,405	-- 195,358 --	106,400 43,926 29,634	-- -- --	14,688(d) 15,489(e) 11,564(f)	331,231 443,266 225,122

(a)	Includes portion of salary deferred at Named Executive Officer’s election under the Company’s Profit Sharing and Savings Plan.
(b)	Restricted share awards granted under the Company’s Performance Incentive Plan (“PIP”) in 2007, 2008 and 2009. All shares awarded under the PIP vest in equal installments over a three-year period commencing on the first anniversary of the award subject to the achievement of certain performance goals.
(c)	Option awards granted to the Named Executive Officers become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant. The awards granted to Mr. O’Reilly and Mr. Wise in 2007, 2008 and 2009 are eligible for immediate vesting upon their retirement provided that they provide notice of their intent to retire one year prior to their retirement date. The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2007, 2008 and 2009. During the fiscal years ended December 31, 2009, 2008 and 2007, no option awards were forfeited by the named executives. The grant date fair value of option awards was determined using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield. Please see the footnotes to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for further discussion of these assumptions.
(d)	Includes Company contributions of $15,000, $23,538, $17,285, $13,692 and $5,631 to its Profit Sharing and Savings Plan or Deferred Compensation Plan made on behalf of David O’Reilly, Gregory Henslee, Ted Wise, Thomas McFall and Jeff Shaw, respectively.
(e)	Includes Company contributions of $17,522, $23,291, $19,057, $14,215 and $7,063 to its Profit Sharing and Savings Plan or Deferred Compensation Plan made on behalf of David O’Reilly, Gregory Henslee, Ted Wise, Thomas McFall and Jeff Shaw, respectively.
(f)	Includes Company contributions of $13,920, $16,455, $12,866, $6,821 and $5,184 to its Profit Sharing and Savings Plan or Deferred Compensation Plan made on behalf of David O’Reilly, Gregory Henslee, Ted Wise, Thomas McFall and Jeff Shaw, respectively.

The following table shows all grants of awards in 2009 to each of the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David E. O’Reilly	02/10/09	--	--	--	--	--	--	--	25,000	28.69	198,896
Gregory L. Henslee	02/10/09 02/10/09	-- --	-- 800,000	-- --	-- --	-- --	-- --	-- --	50,000 --	28.69 --	397,791 --
Ted F. Wise	02/10/09 02/10/09	-- --	-- 464,000	-- --	-- --	-- --	-- --	-- --	45,000 --	28.69 --	358,012 --
Thomas G. McFall	02/10/09 02/10/09	-- --	-- 280,000	-- --	-- --	-- --	-- --	-- --	30,000 --	28.69 --	238,675 --
Jeff M. Shaw	02/10/09 03/01/09	-- --	66,500 --	-- --	-- --	-- --	-- --	-- 673	-- --	-- --	-- 22,451

(a)	The estimated future payout under non-equity incentive plan columns refer to the potential payouts under the Company’s annual performance incentive plans. The Compensation Committee approved the goals for the 2009 incentive plans in February 2009. The payout amounts for each Named Executive Officer were reviewed and approved by the Compensation Committee and the Board of Directors in February 2010 upon completion of the consolidated financial statements for the fiscal year ended December 31, 2009. The Summary Compensation Table details amounts actually paid under the 2009 annual performance incentive plans in the column Non-Equity Incentive Plan Compensation.
(b)	Restricted shares granted on March 1, 2009, under the Company’s Performance Incentive Plan, which vest in three equal installments on December 31, 2009, 2010 and 2011.
(c)	Option awards granted to the Named Executive Officers become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant.

The following table details information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the Named Executive Officers as of December 31, 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Unearned of Shares, Units or Other Rights That Have Not Vested ($)
David E. O’Reilly	60,000 157,500 80,000 15,000 33,750 17,500 6,250 6,250 --	-- -- -- -- 11,250 17,500 18,750 18,750 25,000	(a) (b) (c) (d) (e)	-- -- -- -- -- -- -- -- --	11.78 18.78 23.20 24.84 32.78 34.71 28.70 22.65 28.69	02/13/13 02/05/14 02/03/15 04/06/15 02/09/16 02/15/17 02/14/18 07/11/18 02/10/19	-- -- -- -- -- -- -- -- --		-- -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- --
Gregory L. Henslee	82,000 86,100 45,000 15,000 37,500 25,000 12,500 25,000 --	-- -- -- -- 12,500 25,000 37,500 75,000 50,000	(a) (b) (c) (d) (e)	-- -- -- -- -- -- -- -- --	11.78 18.78 23.20 24.84 32.78 34.71 28.70 22.65 28.69	02/13/13 02/05/14 02/03/15 04/06/15 02/09/16 02/15/17 02/14/18 07/11/18 02/10/19	-- -- -- -- -- -- -- -- --		-- -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- --
Ted F. Wise	40,000 82,000 86,100 45,000 15,000 33,750 22,500 8,750 2,500 18,750 --	-- -- -- -- -- 11,250 22,500 26,250 7,500 56,250 45,000	(a) (b) (c) (f) (d) (e)	-- -- -- -- -- -- -- -- -- -- --	13.26 11.78 18.78 23.20 24.84 32.78 34.71 28.70 27.99 22.65 28.69	06/14/11 02/13/13 02/05/14 02/03/15 04/06/15 02/09/16 02/15/17 02/14/18 02/20/18 07/11/18 02/10/19	-- -- -- -- -- -- -- -- -- --		-- -- -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- -- --
Thomas G. McFall	37,500 11,250 5,000 3,750 3,750 12,500 --	12,500 3,750 5,000 11,250 11,250 37,500 30,000	(g) (h) (b) (c) (c) (d) (e)	-- -- -- -- -- -- --	31.69 32.06 34.71 28.70 28.70 22.65 28.69	05/31/16 12/31/16 02/15/17 02/14/18 02/14/18 07/11/18 02/10/19	-- -- -- -- -- --		-- -- -- -- -- --	-- -- -- -- -- --	-- -- -- -- -- --
Jeff M. Shaw	40,000 30,000 7,500 8,750 --	-- -- -- 26,250 --	(d)	-- -- -- -- --	13.26 19.26 24.84 22.65 --	06/14/11 12/30/13 04/06/15 07/11/18 --	-- -- - - -- 631	(i)	-- -- -- -- 24,054	-- -- -- -- --	-- -- -- -- --

(a)	Represents stock options granted on February 9, 2006, which become exercisable in four equal installments on February 9, 2007, 2008, 2009 and 2010.
(b)	Represents stock options granted on February 15, 2007, which become exercisable in four equal installments on February 15, 2008, 2009, 2010 and 2011.
(c)	Represents stock options granted on February 14, 2008, which become exercisable in four equal installments on February 14, 2009, 2010, 2011 and 2012.
(d)	Represents stock options granted on July 11, 2008, which become exercisable in four equal installments on July 11, 2009, 2010, 2011 and 2012.
(e)	Represents stock options granted on February 10, 2009, which become exercisable in four equal installments on February 10, 2010, 2011, 2012 and 2013.
(f)	Represents stock options granted on February 20, 2008, which become exercisable in four equal installments on February 20, 2009, 2010, 2011 and 2012.
(g)	Represents stock options granted on May 31, 2006, which become exercisable in four equal installments on May 31, 2007, 2008, 2009 and 2010.
(h)	Represents stock options granted on December 31, 2006, which become exercisable in four equal installments on December 31, 2007, 2008, 2009 and 2010.
(i)	Represents restricted shares granted on March 1, 2008 and March 4, 2009, under the Company’s Performance Incentive Plan, which vest in two installments of 407 shares on December 31, 2010 and 224 shares on December 31, 2011.

The following table lists option awards exercised and shares of stock awards vested during 2009 and the aggregate dollar values realized upon such exercise or vesting for each of the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#) (a)	Value Realized On Vesting ($)
David E. O’Reilly	150,000	4,144,950	--	--
Gregory L. Henslee	60,000	1,480,686	--	--
Ted F. Wise	20,000	534,900	--	--
Thomas G. McFall	--	--	195	7,433
Jeff M. Shaw	40,000	911,250	588	22,415

(a)	Shares acquired on vesting reflects the vesting of stock awards granted under the Company’s Performance Incentive Plan (“PIP”) in 2007, 2008 and/or 2009. All shares awarded under the PIP vest in three equal installments commencing on December 31 in the year of the award and annually each December 31, thereafter.

The following table sets forth information regarding the contributions by each Named Executive Officer and the Company under the O’Reilly Automotive, Inc. Deferred Compensation Plan during 2009 as well as information on aggregate earnings, withdrawals and balances for each Named Executive Officer:

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last Fiscal Year ($) (a)	Registrant Contributions In Last Fiscal Year ($) (b)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
David E. O’Reilly	25,000	10,000	98,559	--	355,486
Gregory L. Henslee	78,461	15,692	64,244	--	302,621
Ted F. Wise	186,420	11,523	216,963	--	960,611
Thomas G. McFall	23,962	6,846	9,508	--	72,226
Jeff M. Shaw	56,308	1,877	62,630	--	287,120

(a)	All Named Executive Officer contribution amounts have been included in the Salary column of the Summary Compensation Table.
(b)	All Company contribution amounts have been included in the All Other Compensation column of the Summary Compensation Table.

Change in Control Agreements

The Company has entered into change in control agreements with certain Named Executive Officers, which become effective only upon a Change in Control. Under the agreements, a Change in Control is deemed to occur if any one of the following events shall occur:

—	A third party becomes beneficial owner of 40% or more of the Company’s common stock;
—	There is a majority change in the number of directors which causes at least two thirds of the Board of Directors to consist of new directors that were not nominated by the Company;
—

The Company engages in a merger or consolidation where the Company’s pre-transaction shareholders would fail to hold at least 60% of the combined voting power of the securities of the surviving entity; or

—	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

If upon or within six months after a Change in Control, any of the Named Executive Officers with a valid change in control agreement terminates their employment for “Good Reason” or such executive’s employment is terminated by the Company without cause or by reason of death or disability, then the executive will be entitled to:

—	An amount equal to one times the executive’s annual salary;
—	Immediate vesting and exercisability of all outstanding stock options, restricted stock or other equity or equity-based awards;
—	All accrued but unpaid bonuses including any unpaid annual bonus earned in previous years and a prorated portion of current year target bonus;
—	Continuation of insurance coverage for 18 months;
—	A gross-up payment for excise taxes; and
—	All legal fees and expenses incurred in disputing the termination of the executive’s employment.

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David E. O’Reilly. Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter. As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually, and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee. In February of 2009, Mr. O’Reilly, in consultation with the Compensation Committee, elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the Company and his more limited role in the Company’s day to day operational activities.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement’s term. Pursuant to his agreement, Mr. O’Reilly has agreed for so long as he is receiving payments there under to refrain from disclosing information confidential to the Company or engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.

Certain Relationships and Related Transactions

The Company leases 69 store locations from one of two real estate investment partnerships and a limited liability partnership formed by the O’Reilly family. David E. O’Reilly, Lawrence P. O’Reilly, Charles H. O’Reilly, Jr. and Rosalie O’Reilly-Wooten, their spouses, children and grandchildren each hold a beneficial interest in such partnerships or the limited liability partnership. The Company has entered into separate master lease agreements with each of the affiliated real estate investment partnerships and the limited liability partnership for the store locations covered thereby. The master leases generally provide for payment of a fixed base rent, payment of certain tax, insurance and maintenance expenses and original terms of six to fifteen years, subject to one or more renewals at the Company’s option. The original term of the master lease agreements with the real estate investment partnerships expired in December 2004 and has been renewed by modifications to the master lease agreements that extend the term of the lease for each individual property under the lease. The terms of these modifications expire on dates ranging from May 31, 2010, to December 31, 2029. The term of the master lease with the limited liability partnership expires on December 31, 2013, August 31, 2016, or December 31, 2028. The total aggregate rent payments paid by the Company to the partnerships and the limited liability company was $3,661,000 in fiscal 2009. The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations with respect to the timely filing of all reports required to be filed, we believe that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 2009 with the exception of an exercise of stock options and corresponding equity swap on February 6, 2009 by Paul R. Lederer that was not reported until February 26, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on our website at www.oreillyauto.com. In compliance with that charter and in connection with the December 31, 2009, financial statements, the Audit Committee:

—	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009; and

—

discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T; and

—

received from the independent auditors the written disclosures and a letter from the independent auditors required by the applicable requirements of the PCAOB, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

John Murphy
Chairman of the Audit Committee

Paul R. Lederer
Member of the Audit Committee

Ronald Rashkow
Member of the Audit Committee

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young, LLP, as our independent auditors for the year ending December 31, 2010, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young, LLP, has audited our financial statements since 1992. Representatives of Ernst & Young, LLP, are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of our Bylaws, our other governing documents, Missouri or federal law or The Nasdaq Global Select Market Listing Qualifications require shareholder ratification of the selection of Ernst & Young, LLP, as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young, LLP, to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of fees billed by Ernst & Young, LLP, for audit and other professional services during the years ended December 31:

	2009		2008
Audit Fees:
Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements for such year, the audit of the effectiveness of internal control over financial reporting and for the review of the Company’s quarterly reports on Form 10-Q.	$1,967,995	Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements for such year, the audit of the effectiveness of internal control over financial reporting and for the review of the Company’s quarterly reports on Form 10-Q.	$3,401,643

Audit-Related Fees:
Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plans.	55,440	Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plan, consultations regarding restructuring of the Company’s synthetic lease arrangement, due diligence and registration statements related to the Company’s acquisition of CSK Auto, Inc.	488,108

Tax Fees:
Consists of fees and expenses billed for tax advisory services, including compliance, planning and consultations regarding operational realignment.	664,235	Consists of fees and expenses billed for tax advisory services, including compliance, planning and consultations regarding operational realignment.	569,211

Other:
Consists of fees and expenses billed for consulting services related to legal investigations.	29,395		–

Total Fees	$2,717,065		$4,458,962

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

The Audit Committee, after review and discussion with Ernst & Young, LLP, of the preceding information, determined that the provision of these services was compatible with maintaining Ernst & Young, LLP’s independence.

Ratification of Independent Auditors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young, LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG, LLP, AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010.

ANNUAL SHAREHOLDERS’ REPORT

The Annual Shareholders’ Report of the Company for fiscal 2009 containing, among other things, audited consolidated financial statements of the Company, accompanies this Proxy Statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2011 Annual Meeting and included in the Company’s proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 18, 2010. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Company’s Amended and Restated Bylaws require that such proposals must be submitted, not later than March 4, 2011, and not earlier than February 2, 2011.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the Annual Meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with our Board of Directors, specific individual directors or the independent directors as a group, may do so by directing a written request addressed to such director(s) in care of the Corporate Secretary at the Company’s address appearing on the first page of this proxy statement or via e-mail through our website at www.oreillyauto.com. Such communication will be directed to the intended director, group of directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or Annual Report is being delivered to multiple shareholders, sharing an address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the Proxy Statement or Annual Report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the Proxy Statement or Annual Report, you may call us at (417) 874-7161, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the Proxy Statement or Annual Report may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed by the Company with the Securities and Exchange Commission.

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2009 (as filed with the Securities and Exchange Commission), including financial statements and financial statement schedules (excluding exhibits), is available to shareholders without charge, upon written request to O’Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors,

Tricia Headley

Secretary

Springfield, Missouri

March 19, 2010

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri, on Tuesday, May 4, 2010, at 10:00 a.m. Central Time.

2009 HIGHLIGHTS

—	17th consecutive year of positive comparable store sales

—	Adjusted EPS increased 38% to $2.26

—	36% increase in sales to $4.85 billion

—	Improved Gross Profit 250 bps to 48% of sales

—	Net Income increased 65% to $307 million

—	Opened distribution centers in Greensboro, NC and Seattle, WA

—	Converted 354 acquired CSK stores to the O’Reilly systems

—	Total store count rose to 3,421 stores in 38 states

PROXY

O’REILLY AUTOMOTIVE, INC.

Annual Meeting of Shareholders – Tuesday, May 4, 2010

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David E. O’Reilly, Lawrence P. O’Reilly and Charles H. O’Reilly, Jr., and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation (the “Company”), held by the undersigned on February 26, 2010, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 4, 2010, at 10:00 a.m. Central Time in Springfield, Missouri, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ACTIONS OR PROPOSALS.

233 SOUTH PATTERSON AVENUE P.O. BOX 1156 SPRINGFIELD, MO 65801

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time, May 3, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by O’Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time, May 3, 2010. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

O’REILLY AUTOMOTIVE, INC.

The Board of Directors recommends a vote FOR the following actions or proposals (as described in the accompanying Proxy Statement).

Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Proposal to elect Class I Directors (three-year term).
	01) Lawrence P. O’Reilly	☐	☐	☐
02) Rosalie O’Reilly-Wooten
03) Thomas T. Hendrickson

Vote on Proposal	For	Against	Abstain	Please sign exactly as name(s) appear
hereon. When shares are held by joint
tenants, both should sign. When signing
as an attorney, executor, administrator,
trustee or guardian, please give full title
as such. If a corporation, please sign in
full corporate name by president or other
authorized officer. If a partnership,
please sign in partnership name by
authorized person.
2.	Ratification of appointment of Ernst & Young, LLP, as independent auditors.	☐	☐	☐

Please indicate if you plan to attend the meeting.		☐	☐
		YES	NO

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date